UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 7/17/2007

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-33100

DE	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2007, Owens Corning and certain of its affiliates (“Owens Corning”) entered into a definitive Purchase Agreement (the “Agreement”) with certain subsidiaries of the Saint Gobain Group (“Saint Gobain”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Owens Corning will sell its Siding Solutions business to Saint Gobain. The aggregate purchase price as stated in the Agreement is $371 million. Owens Corning has made customary representations and warranties and covenants in the Agreement, including certain restrictions on how the Siding Solutions business may be operated during the period before closing. Consummation of the sale is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Act of 1976, as amended.

A copy of the press release announcing the Siding Solutions business transaction is attached as Exhibit 99.1.

Item 8.01.	Other Events.

On July 17, 2007, the Company issued a press release announcing its intention to sell two glass fiber reinforcement manufacturing facilities in Battice, Belgium and Birkeland, Norway. The sale is intended to address regulatory concerns associated with the proposed formation of a joint venture between Saint Gobain’s Reinforcement and Composites business and the Company’s Reinforcements business.

The press release also announced that the Company is in active discussions with Saint Gobain regarding the potential conversion of the proposed joint venture into an outright acquisition by the Company.

A copy of the press release announcing the planned sale of the European reinforcement manufacturing facilities is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated as of July 17, 2007, announcing the Siding Solutions business transaction

99.2	Press Release, dated as of July 17, 2007, announcing the planned sale of two European reinforcement manufacturing facilities

SIGNATURE

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: July 18, 2007	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated as of July 17, 2007, announcing the Siding Solutions business transaction

99.2	Press Release, dated as of July 17, 2007, announcing the planned sale of two European reinforcement manufacturing facilities